EXHIBIT 10.2

FIFTEENTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTEENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of November 4, 2008, is entered into by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as the successor to Wells Fargo Foothill, Inc. as administrative agent for the Lenders designated in the Credit Agreement referred to below (in such capacity, together with its successors and assigns in such capacity, “Agent”), and INFOCUS CORPORATION, an Oregon corporation (“Borrower”).

RECITALS

A. Borrower, Agent and the Lenders have previously entered into that certain Credit Agreement dated as of October 25, 2004 (as amended, the “Credit Agreement”). Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.

B. The Lenders, Agent and Borrower desire to address Borrower’s failure to comply with the requirements of Section 6.16(a)(i) of the Credit Agreement as of the 9 month period ending September 30, 2008 (the “Breach”).

C. Borrower is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s or any member of the Lender Group’s rights or remedies set forth in the Credit Agreement or any other Loan Document is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Waiver. Lenders hereby waive the Event of Default arising from the Breach. This waiver is not intended to be, and shall not be construed as being, a waiver or modification by Lenders of any other Obligation, nor construed as a willingness to grant any subsequent waiver of Borrower’s obligations to Lenders. In consideration of the foregoing waiver, Borrower hereby releases, acquits and forever discharges Agent and each Lender, its affiliates, participants, officers, employees, agents, successors and assigns, of and from any and all claims, demands, damages, liabilities, obligations, actions or causes of action in suits or causes of suit and unconditionally waives any defense, either at law or in equity, whether known or unknown, arising out of, connected with or in any way related to the Obligations, the Loan Documents, the relationship between (i) Agent and Lenders (or any of them) and (ii) Borrower to and including the date of this Amendment.

2. Amendments to Credit Agreement.

(a) Section 6.16(a)(i) of the Credit Agreement is hereby amended and restated to read as follows:

“(i) Minimum EBITDA. EBITDA, for each period identified below, of at least the required amount set forth in the following table for such period:

Applicable Amount	Applicable Period
$1,200,000	For the 3 month period ending December 31, 2004

$2,100,000	For the 6 month period ending March 31, 2005

$(29,250,000)	For the 9 month period ending June 30, 2005

$(38,500,000)	For the 12 month period ending September 30, 2005

$(92,500,000)	For the 12 month period ending December 31, 2005

$(80,500,000)	For the 12 month period ending March 31, 2006

$(61,500,000)	For the 12 month period ending June 30, 2006

$(31,000,000)	For the 12 month period ending September 30, 2006

$(5,350,000)	For the 3 month period ending December 31, 2006

$(11,100,000)	For the 3 month period ending March 31, 2007

$(7,400,000)	For the 3 month period ending June 30, 2007

$(5,300,000)	For the 3 month period ending September 30, 2007

$(1,000,000)	For the 3 month period ending December 31, 2007

$(5,000,000)	For the 3 month period ending March 31, 2008

$(6,500,000)	For the 6 month period ending June 30, 2008”

$(7,500,000)	For the 9 month period ending September 30, 2008

$(15,000,000)	For the 12 month period ending December 31, 2008

(b) The defined term “Base Rate Margin” set forth in Schedule 1.1 to the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“‘Base Rate Margin’ means 2.50 percentage points.”

3. Accommodation Fee. In consideration of the agreements set forth herein, Borrower agrees to pay to Agent, for the benefit of the Lenders, a non-refundable fee in the amount of $15,000, fully-earned as of and due and payable in full on the date of this Amendment.

4. Effectiveness of this Amendment. Agent must have received the following items, in form and content acceptable to Agent, before this Amendment is effective.

(a) Executed Amendment. This Amendment fully executed by all parties hereto in a sufficient number of counterparts for distribution to all parties.

(b) Payment of Accommodation Fee. The accommodation fee provided for in Section 3 above, which fee may be paid as a charge to Borrower’s Loan Account.

(c) Representations and Warranties. The representations and warranties contained herein shall be true and correct as of the date hereof.

5. Representations and Warranties. Borrower represents and warrants as follows:

(a) Authority. Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby and by any amendments thereto referenced herein) to which it is a party. The execution, delivery and performance by Borrower of this Amendment have been duly approved by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions.

(b) Enforceability. This Amendment has been duly executed and delivered by Borrower. This Amendment and each Loan Document (as amended or modified hereby) are the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, and is in full force and effect.

(c) Representations and Warranties. After giving effect to this Amendment, the representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.

(d) Due Execution. The execution, delivery and performance of this Amendment are within the power of Borrower, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on Borrower.

(e) No Default. No event has occurred and is continuing that constitutes a Default or an Event of Default.

6. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of New York governing contracts only to be performed in that State.

7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or other similar method of electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

8. Reference to and Effect on the Loan Documents.

(a) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b) Except as specifically amended above, the Credit Agreement and all other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower to the Lender Group.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Agent and Lender Group under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

9. Ratification. Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

10. Estoppel. To induce Agent and Lender Group to enter into this Amendment and to continue to make advances to Borrower under the Credit Agreement, Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of Borrower as against any member of the Lender Group with respect to the Obligations.

11. Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

12. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

INFOCUS CORPORATION, an Oregon corporation

By:	/s/ Lisa K. Prentice
Name:	Lisa K. Prentice
Title:	Senior Vice President, Finance, Chief Financial Officer and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and a Lender

By:	/s/ Norm Chinn
Name:	Norm Chinn
Title:	Vice President

4